Exhibit 10.2
Confidential Correspondence
April 13, 2007
[NAME]
[ADDRESS]
Dear [FIRST NAME]:
As you know, Universal Compression Holdings, Inc. (the “Company” or “Universal”) has signed a merger agreement with Hanover Compressor Company. Under the terms of the merger agreement, both companies will be combined in a merger of equals to create a new company. While the merger is still subject to regulatory and shareholder approval, we remain optimistic that these approvals will be granted and the merger will close some time in the third quarter of 2007.
As a key employee, your participation in Universal’s continuing operations during this process will be critical to enable Universal to successfully consummate the merger. As a result we are pleased to provide you with a “Retention Bonus” in the amount of $XXXX to encourage you to stay with Universal through your “Key Date.” For these purposes, your Key Date will be the later of 6 months after the closing date of the merger or April 30, 2008. If you remain with the Company or its successor through your Key Date, the Retention Bonus will be paid to you in a single lump sum within 10 days after the Key Date. If you terminate your employment with the Company or its successor prior to the Key Date, you will forfeit your right to receive the Retention Bonus. In the event that your employment is terminated by the Company or its successor for any reason other than cause, you will be entitled to an accelerated payment of your Retention Bonus within 10 days of such event. All Retention Bonus payments are subject to the terms, conditions and contingencies contained in the Universal Compression Holdings, Inc. Retention Bonus Plan (the “Retention Plan”), a copy of which is included with this letter.
It is important that your Retention Bonus information be kept confidential, as it only pertains to you. If you have any questions regarding this letter or the Retention Plan, please direct those questions to your Human Resources representative.
This letter is not a contract of employment or an agreement of employment for a definite term. Except as otherwise required by applicable law, your employment remains terminable at will by either party, at any time and for any reason or no reason. This letter may not be amended or modified except through a written amendment signed by the Company or its successor and you. This letter is governed by and subject to the terms of the Retention Plan. In the event there are differences between the terms of this letter and the Retention Plan, please understand that the Retention Plan document controls.
If you understand and agree to the above, please sign below and return to Rick Klein – Director of Human Resources. With your help, we can make this merger a success. We look forward to working with you during this exciting time.
Sincerely,
Executive Officer

Accepted and Agreed:

Date: